Exhibit 99.1

PRESS RELEASE

San Luis Obispo, California

January 20, 2005

Contact:  Anita M. Robinson (805) 782-5000

Richard Korsgaard Appointed to Board of Directors

Richard Korsgaard has been appointed to serve on the Board of Directors of Mission Community Bancorp and its subsidiary Mission Community Bank.

Mr. Korsgaard joined Mission Community Bank in July 2002 as its Executive Vice President/Chief Credit Officer.  Mr. Korsgaard will be retiring from this position in March 2005, after which, he will remain on the Board of Directors of both Mission Community Bank and Mission Community Bancorp.

Commenting on his appointment, William B. Coy, Chairman stated:  “Rich’s long time knowledge and expertise will be a great asset to the ongoing development of the bank.  He is very well respected in the banking industry, and by the Directors and employees of Mission Community Bank.”

Richard Korsgaard brings a 40 year banking career to the Board of Directors, during which he has served in a number of executive management positions.  He was the Organizing President, CEO and Director of Mariner’s Bank, a highly successful bank located in South Orange County, which was acquired in 1995 by Eldorado Bank headquartered in Laguna Hills, California.  Following the acquisition, he served as a Director and executive officer of Eldorado Bank.  In 2001 Eldorado Bank was acquired by California Bank & Trust, after which he served in the position of Senior Vice President.  In early 2002, he retired from the banking industry and relocated to the Central Coast.  During this time, he became interested in Mission Community Bank’s community development banking programs, and in July 2002 joined the bank’s executive management team.

Mission Community Bancorp, a bank holding company, is sole shareholder of Mission Community Bank with offices in San Luis Obispo, Paso Robles, Arroyo Grande and Nipomo, California. The bank has also opened a new Business Banking Center which is located at 3480 South Higuera in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  As a Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.  Please visit www.missioncommunitybank.com for more information on Mission Community Bank.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act ant the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.